Exhibit 99.1

Investor Contacts	Media Contacts
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

Point Comfort Refinery in Texas to Permanently Close

PITTSBURGH, December 16, 2019 – Alcoa Corporation, a global leader in bauxite, alumina, and aluminum products, today announced that it will permanently close its Point Comfort alumina refinery in Texas.

The site’s 2.3 million metric tons of annual alumina capacity has been fully curtailed since June of 2016. In October of 2019, Alcoa announced that it was conducting a review of its global production capacities to drive lower costs and sustainable profitability. The review includes 4 million metric tons of alumina capacity, or approximately 27 percent of the Company’s total global refining capacity.

“We operate one of the world’s largest alumina refining systems, and we are committed to maintaining our strong, first-quartile position,” said Alcoa President and Chief Executive Officer Roy Harvey. “While this decision is difficult because of the long history of operations in Point Comfort, we must eliminate unprofitable capacity and continue to improve our Company for the long term.”

The Point Comfort refinery is a part of Alcoa World Alumina and Chemicals (AWAC), a group of companies owned 60 percent by Alcoa and 40 percent by Alumina Limited.

Alcoa will record restructuring charges in the fourth quarter 2019 of approximately $175 million (after-tax and noncontrolling interest), or $0.94 per share, related to the permanent closure. Alcoa’s share of related cash outlays is approximately $115 million with the majority to be spent in the next five years ($25 million expected in 2020).

Beginning in 2020, the closure is expected to result in annual net income improvement of approximately $15 million (after-tax and noncontrolling interest) and cash savings of approximately $10 million (Alcoa’s share) when compared to the ongoing spend for curtailment, exclusive of closure costs.

Point Comfort’s current employment of approximately 45 will be reduced as part of the closure, with any remaining personnel managing the demolition, decommissioning and remediation activities to prepare the location for potential redevelopment opportunities.

The AWAC partnership agreements between Alcoa and Alumina Limited provide for an allocation of certain liabilities occurring before AWAC’s formation on January 1, 1995, according to the party’s preformation ownership interest. While Alcoa and Alumina Limited are currently in the process of allocating AWAC’s Point Comfort-related costs and liabilities in accordance with those provisions, the recorded charges represent Alcoa’s current view of the liabilities.

About Alcoa

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life.

Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter, and on Facebook at www.facebook.com/Alcoa.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.